Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into by and between Paylocity Corporation, a subsidiary of Paylocity Holding Corporation, a Delaware corporation (“Paylocity” or “Company”), and Mark Kinsey, an individual (“Kinsey”). Each of the Company and Kinsey is a “Party,” and, collectively, they are the “Parties.”
WHEREAS, Kinsey has been employed as Senior Vice President of Operations of the Company and is currently employed under the terms of that certain Executive Employment Agreement, dated as of March 19, 2015, by and between Kinsey and the Company (“Employment Agreement”);
WHEREAS, Kinsey has expressed his intention to voluntarily resign his employment with the Company; and
WHEREAS, the Company desires to maintain Kinsey’s employment through September 2, 2022 (“Separation Date”) (as may be modified as set forth herein) and to secure other promises from Kinsey as set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the Company and Kinsey, intending to be legally bound, agree as follows:
1.Transition Period; Severance Benefits. The Parties agree that Kinsey’s employment with the Company shall terminate effective the Separation Date, or such other date as the Parties may subsequently mutually agree in writing; provided, however, that nothing in this Agreement is intended to modify the at-will nature of Kinsey’s employment with the Company, and either Kinsey or the Company may accelerate the Separation Date at his or its discretion. Between the execution of this Agreement and the Separation Date (“Transition Period”), Kinsey shall remain employed by the Company upon the same terms and conditions on which he is currently employed, including the terms and conditions set forth in the Employment Agreement, including with respect to bonus eligibility and continued vesting of his outstanding restricted stock unit awards in accordance with their current terms, including eligibility for such equity awards to vest in accordance with their current terms and prior to the Separation Date subject to Kinsey’s continued employment through the applicable vesting dates for such equity awards, and will cooperate reasonably in the transition of his duties to one or more successors identified by the Company and provide such other services as the Company may reasonably require and which are consistent with his position. Provided that: (i) Kinsey does not accelerate the Separation Date, (ii) the Company does not accelerate the Separation Date for Cause (as defined in the Employment Agreement), (iii) Kinsey timely enters into the Bring-Down Release attached hereto as Exhibit 2 and delivers a signed copy to the Company no earlier than the first date immediately following Separation Date and so that it becomes effective in accordance with its terms no later than thirty (30) days following the Separation Date, and (iv) Kinsey remains in compliance with the terms of this Agreement (including the restrictive covenants set forth therein) (collectively, the conditions specified in (i)-(iv) above are the “Severance Benefit Conditions”), then the Company shall provide Kinsey with the following severance benefits set forth in (a) – (c) below to which he is not otherwise entitled (collectively, the “Severance Benefits.”)

(a)If Kinsey timely elects continued group health plan continuation coverage under COBRA in connection with the Separation Date the Company shall pay the full amount of the COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of Kinsey for Kinsey’s continued coverage under the Company’s group health plans, including coverage for Kinsey’s eligible dependents, for up to 18 months commencing with the first month following the Separation Date (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, Kinsey will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Kinsey’s eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by

Kinsey under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Kinsey’s sole responsibility.
Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Kinsey’s behalf, the Company will instead pay Kinsey on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Kinsey’s election of COBRA coverage or payment of COBRA premiums and without regard to Kinsey’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(b)Each of the Company restricted stock units granted to Kinsey that were otherwise eligible to vest during August 2023 contingent solely on Kinsey’s continued services with the Company through such scheduled vesting dates and which are as listed on Exhibit 1 attached hereto (each a “Time-Based RSU Award” and collectively, the “Time-Based RSU Awards”) shall be eligible to vest as described below. Shares will be issued in settlement of Time-Based RSUs Awards as an unearned advance on the earlier of: (i) their applicable scheduled vesting dates (as in effect immediately prior to the effectiveness of this Agreement) and as listed on Exhibit 1 attached hereto for such Time-Based RSU Award, (ii) upon Kinsey’s death or Disability (as such term is defined below), or (iii) upon a Change of Control (as such term is defined below).If the Severance Benefit Conditions are not satisfied after shares are issued in settlement of any Time-Based RSU Awards such that such issued shares are not earned, then within thirty (30) days following the date that the Company provides Kinsey with written notice that the Severance Benefit Conditions were not satisfied, Kinsey must transfer to the Company a number of shares equal to the number of shares that were previously issued in settlement of such Time-Based RSU Awards (and without regard to whether the Kinsey continues to own or control such previously delivered shares) and Kinsey shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. If at any time prior to settlement of a Time-Based RSU Award, Kinsey does not satisfy the Severance Benefit Conditions, such outstanding Time-Based RSU Award will immediately terminate and be cancelled and will not be eligible to thereafter settle or vest, and Kinsey will not receive any share issuance or other payment or other benefit in respect of such terminated Time-Based RSU Award.
(c)Kinsey’s outstanding unvested restricted stock unit award which was designated as a “Market Share Unit” award and which was otherwise eligible to vest contingent upon each of Kinsey’s continued services and the Company’s achievement of certain stock price performance goals through the performance period ending August 2023 (“Performance Goals”) and as listed on Exhibit 1 attached hereto (the “Market RSU Award” shall be eligible to be settled on its applicable scheduled vesting date (as in effect immediately prior to the effectiveness of this Agreement) and as listed on Exhibit 1 attached hereto as an unearned advance. The settlement and vesting eligibility level of the Market RSU Award shall remain subject to and determined with respect to the Company’s actual level of attainment of its applicable Performance Goals for such Market RSU Award; provided, however, that in the event of Kinsey’s death or Disability or a Change of Control prior to the vesting date of the Market RSU Award, the Market RSU Award will instead vest at the applicable levels and will be settled in accordance with the terms of the award agreement for the Market RSU Award as determined as if Kinsey had continued in employment with the Company through the date of Kinsey’s death or Disability or Change of Control, as applicable. If the Severance Benefit Conditions are not satisfied after shares have been issued in settlement of a Market RSU Award such that such issued shares are not earned, then within thirty (30) days following the date that the Company provides Kinsey with written notice that the Severance Benefit Conditions were not satisfied, Kinsey must transfer to the Company a number of shares equal to the number of shares that were previously issued in settlement of such Market RSU Award (and without regard to whether the Kinsey continues to own or controls such previously delivered shares) and Kinsey shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. If at any time prior to settlement of a Market RSU Award, Kinsey does not satisfy the Severance Benefit Conditions, such Market RSU Award will immediately terminate and be cancelled and will not be eligible to thereafter settle or vest, and Kinsey will not receive any share issuance or other payment or other benefit in respect of such terminated Market RSU Award.
(d)Definitions. For all purposes of this Agreement, the following definitions shall apply:
i.“Change of Control” means a “Change in Control” of the Company as such term is defined in the Plan and which transaction also constitutes a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A
ii.“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
iii.“Disability” has the meaning set forth in the Plan.
iv.“Plan” means the Company’s 2014 Equity Incentive Plan, as amended through the date of this Agreement.
v.“Remaining RSUs” means solely the Time-Based RSU Awards and the Market RSU Award listed on Exhibit 1 to this Agreement.
vi.“Section 409A” means Section 409A of the Code.
(e)As of the Separation Date, all then unvested Company equity awards held by Kinsey other than the Remaining RSUs will be terminated and cancelled on the Separation Date without consideration and are not eligible to vest. In order: (i) to reflect the foregoing changes to the terms of the Remaining RSUs, and (ii) to reflect the Parties’ intent that the Remaining RSUs shall be exempt from or compliant with the requirements of Section 409A of the Code, including following the Separation Date, the applicable Notice of Grant and Award Agreement for each of the Remaining RSUs shall be amended and restated to incorporate the terms provided herein (“Amended RSU Agreements”). The Amended RSU Agreements shall be in such forms as are approved by the Company in its discretion and effective as of no later than the Separation Date.
(f)Except as modified as expressly provided herein, all other terms and conditions of the Remaining RSUs shall remain as set forth in the applicable notices of grant and award agreements and the terms of the Company’s applicable equity incentive plan under which such awards were granted, including the requirement of satisfaction of any Company withholding obligations as a condition to issuance of shares in settlement of any Remaining RSUs. For the avoidance of doubt, notwithstanding anything to the contrary in any agreement between Kinsey and the Company, in the event of any conflict between the terms of this Agreement on the one hand, and another other agreement between Kinsey and the Company on the other hand, the terms of this Agreement shall control.
2.General Release of Claims. In consideration for promises by the Company set forth in this Agreement, Kinsey, on behalf of himself and his assigns, heirs, agents, legal representatives, and anyone else who could claim by or through him, does hereby, to the maximum extent permitted by law, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Kinsey ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Kinsey’s employment with or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, and the Illinois Workplace Transparency Act, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) or common law prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which Kinsey signs this Agreement (“General Release”).

Kinsey represents that he has not given or sold any portion of any claim discussed in this Agreement to anyone else. Nothing herein shall be construed to release or waive any of Kinsey’s rights or claims that may arise from acts or events that occur after the date on which he signs this Agreement, including any rights to enforce this Agreement. It is further agreed that nothing in this Agreement is intended to or shall be construed to release (i) any claims that cannot be waived by law, such as claims for unemployment benefit rights, workers’ compensation, or healthcare continuation coverage pursuant to COBRA (if applicable), (ii) any vested benefits that Kinsey has earned or accrued as a result of his employment with the Company, or (iii) any rights to indemnification and/or advancement that Kinsey may retain following the Separation Date in accordance with the terms and conditions of the Company’s Bylaws and Articles of Incorporation, as may be amended from time to time as well as the Indemnification Agreement between the Company and Kinsey dated on or about May 1, 2015.

3.Restrictive Covenants. Kinsey acknowledges that as Senior Vice President of Operations of the Company, Kinsey has had and will continue to have unique and extraordinary access to the Company’s protectable interests, including trade secrets and other confidential information, and relationships with the Company’s customers and employees. Kinsey further acknowledges that these protectable interests are key to the Company’s competitive advantage, and that any erosion of these protectable interests caused by Kinsey’s violation of the covenants set forth herein would cause the Company immediate, irreparable harm to which no adequate remedy at law may exist. Accordingly, Kinsey hereby covenants and agrees as follows:
(a)Non-Competition. During the Restricted Period, Kinsey shall not, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Kinsey was involved or had knowledge, or that is being conducted or actively being developed by, the Company or any of its subsidiaries as of the Separation Date in any geographic area in which the Company or any of its subsidiaries is then conducting such business.
(b)Non-Solicitation. Kinsey acknowledges that the Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom the Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that the Company’s relationship with the Prohibited Persons may not be able to be replaced by the Company. Kinsey further acknowledges that the protection of the Company’s Prohibited Persons is essential. Therefore, Kinsey expressly covenants and agrees that during the Restricted Period, Kinsey will not at any time for himself or on behalf of any other person, firm, partnership or corporation: (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with the Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person.
(c)Confirmation of Prospective Conduct. During the Restricted Period, Kinsey may submit a written request to the Company prior to engaging in any conduct potentially subject to

Section 3(a) and/or (b), and the Company shall respond to Kinsey in writing within twenty-one (21) days of receipt of such request confirming whether the Company considers such conduct to be in breach of such covenants based on the information set forth in Kinsey’s request. Kinsey’s submission of such request shall not, absent other conduct, be deemed a breach of this Agreement.
(d)Definitions. As used in this Section 3, “Restricted Period” means a period commencing as of the effective date of this Agreement and continuing until September 1, 2025.
(e)Irreparable Harm; Remedies. Kinsey covenants and agrees that the breach or threatened breach of the covenants contained in this Section 3 will result in immediate and irreparable injury to the Company and that the Company shall be entitled to an injunction in any court of competent jurisdiction restraining Kinsey or any of his affiliates from any violation of this Section 3 to the fullest extent allowed by law. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach. Kinsey further agrees that in the event he breaches the covenants, or any of them, contained in this Section 3, he shall forfeit and be required to refund and transfer to the Company a number of shares equal to the number of previously issued unearned shares as specified in Section 1 and the Restricted Period will be automatically extended by the length of time any such breach remains continuing.
(f)Further Acknowledgments. Kinsey acknowledges that he has read and understands the covenants set forth above in this Section 3, has been advised and has had an opportunity to discuss them with counsel of his choice, has been given fourteen (14) days to consider the covenants, and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of Company. Kinsey further acknowledges that each of the covenants set forth in this Section 3 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of any provision of this Section 3 in any respect shall not affect the validity or enforceability of the remainder of this Agreement in any other respect. In the event that any provision of this Section 3 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been drafted in a way that would be valid and enforceable.
4.Rights Not Waived. Nothing in this Agreement prevents Kinsey from filing any non-legally-waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or from participating in any investigation or proceeding conducted by any such agency; however, Kinsey understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such agency proceeding or subsequent legal actions to the maximum extent permitted by law. In addition, nothing in this Agreement prohibits or impedes Kinsey from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Kinsey does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.
5.No Admission of Wrongdoing. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company. Kinsey represents that, as of the date he signs this Agreement, Kinsey is not aware of and has not engaged in any activity that would constitute wrongful conduct in connection with his employment with the Company, including without limitation, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. Kinsey further represents that he has complied with any existing obligations up through the date of his signing this Agreement.
6.Non-Disparagement. Subject to Section 4 above, Kinsey agrees that he will not make, either publicly or privately, verbally or in writing, any derogatory, disparaging, or untruthful statements about the Company or the Released Parties to any other person or entity.
7.Return of Company Property and Materials. Upon the earlier of (i) request by the Company or (ii) the Separation Date, Kinsey agrees to return to the Company all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, smartphones, tablets, etc.), Company identification, and any other Company-owned property in Kinsey’s possession or control and to leave intact all electronic Company documents, including those that Kinsey developed or helped to develop during his employment or engagement by the Company, without retaining any copies. Kinsey further agrees to cancel all accounts for his benefit, if any, in the Company’s name, including credit cards, wireless data accounts, and computer accounts. Kinsey also agrees to provide to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Section 7 shall be collectively referred to as “Company Property.”
8.Continuing Obligations. Kinsey acknowledges and agrees that nothing in this Agreement modifies or supersedes those continuing obligations set forth in Section 11 (“Non-Competition”), Section 12 (“Non-Solicitation”), Section 13 (“Nondisclosure of Confidential Information”), and Section 14 (“Enforcement; Remedies’ Construction”) of the Employment Agreement, which shall remain in full force and effect in accordance with their terms.
9.No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Kinsey that any federal, state, local, or other tax treatment will (or will not) apply or be available to Kinsey and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to Kinsey.
10.Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Any payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Kinsey is a “specified employee” (within the meaning of Section 409A), any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A and that are payable or provided as a result of Kinsey’s “separation from service” (within the meaning of Section 409A) that would otherwise be paid or provided prior to the earliest of the dates set forth in this sentence shall instead be deferred, accumulated, and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Kinsey’s separation from service, (ii) the date of Kinsey’s death, or (iii) any date that otherwise complies with Section 409A.
11.Controlling Law; Venue. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of any conflict of law rules to the contrary. Venue for any action arising out of or in connection with this Agreement or Kinsey’s employment with or separation from the Company shall lie solely and exclusively in the state and federal district courts located in (or for) the State of Delaware, and both Kinsey and the Company agree to submit to the exclusive jurisdiction of such courts and hereby waive any argument that such courts are an inconvenient forum.
12.Modification; Entire Agreement; Severability; Waiver.
(a)This Agreement may not be amended, modified, or terminated, unless done so in writing and signed by Kinsey and an authorized officer of the Company.

(b)Except as expressly referenced herein, this Agreement supersedes all prior agreements and understandings, oral or written, between Kinsey and the Company with respect to Kinsey’s employment with or separation of employment from the Company.

(c)If any one or more of the provisions contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein; provided, however, that if the General Release of Claims is held to be invalid, illegal, or unenforceable, then Kinsey will enter into a new Agreement with an enforceable release, unless otherwise agreed to in writing by all Parties.

(d)No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
13.Acknowledgments. Kinsey hereby represents and warrants that, prior to signing below: (i) he has been advised to and has had the opportunity to consult with independent legal counsel of his choice; (ii) he has read this Agreement in its entirety, and fully understands its content and effect; (iii) he has not been subject to any form of duress or coercion in connection with this Agreement, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly and voluntarily enters this Agreement and agrees to be bound as described in this Agreement; and (iv) he has not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Agreement.

Dated:	June 30, 2022	/s/ Mark Kinsey
MARK KINSEY

Dated:	June 30, 2022	PAYLOCITY CORPORATION

		By:	/s/ Steven R. Beauchamp
		Name:	Steven R. Beauchamp
		Title:	Co-Chief Executive Officer

EXHIBIT 1 – Remaining RSUs
Time-Based RSU Awards

Grant Date	Number of Units	Vesting Date
8/15/2019	3,567	8/15/2023
8/14/2020	2,685	8/14/2023
8/16/2021	1,898	8/16/2023

Market RSU Awards

Grant Date	Number of Units**	Vesting Date
8/14/2020	4,602	9/1/2023

** Based on 100% Payout at target level of performance

EXHIBIT 2 – BRING-DOWN RELEASE

This Bring-Down Release (“Bring-Down Release”) between Mark Kinsey (“Kinsey” or “you”) and Paylocity Corporation (“Paylocity” or “Company”) is required by that certain Separation and Release Agreement to which this Bring-Down Release is attached (“Agreement”), and Kinsey’s execution of this Bring-Down Release is a condition of Kinsey’s receipt of the Severance Benefits described in Section 1 of the Agreement. This Bring-Down Release should not be signed until Kinsey’s Separation Date as defined in the Agreement.
1.Receipt of Full Compensation. Kinsey acknowledges that: (a) he has received all compensation and benefits owed to him in connection with his employment with the Company through the Separation Date; and (b) he is not otherwise entitled to any other wages, compensation, consideration, bonus, severance, expense reimbursement, equity award, or other remuneration in connection with his employment with the Company or the separation thereof, except as expressly set forth in the Agreement. Without limiting the foregoing, Kinsey expressly acknowledges that because his resignation from the Company is voluntary, Kinsey is not eligible for the Severance Payment described in Section 7.2 of the Executive Employment Agreement dated May 1, 2015, by and between Kinsey and the Company (“Employment Agreement”). Kinsey’s group health insurance coverage through the Company will end according to the applicable plan terms in connection with the Separation Date. Kinsey will receive a separate notice explaining Kinsey’s right to elect continuation and conversion of health benefits under the Consolidated Omnibus Reconciliation Act of 1985 and/or any applicable state law (“COBRA”).

2.General Release of Claims. In consideration for promises by the Company set forth in Section 1 of the Agreement, Kinsey, on behalf of himself and his assigns, heirs, agents, legal representatives, and anyone else who could claim by or through him, does hereby, to the maximum extent permitted by law, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Kinsey ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, and the Illinois Workplace Transparency Act, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) or common law prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which Kinsey signs this Bring-Down Release (“General Release”).
Kinsey represents that he has not given or sold any portion of any claim discussed in this Bring-Down Release to anyone else. Nothing herein shall be construed to release or waive any of Kinsey’s rights or claims that may arise from acts or events that occur after the date on which he signs this Bring-Down Release. It is further agreed that nothing in this Bring-Down Release is intended to or shall be construed to release (i) any claims that cannot be waived by law, (ii) any vested benefits that Kinsey has earned or accrued as a result of his prior employment with the Company, or (iii) any rights to indemnification and/or advancement that Kinsey may retain in accordance with the terms and conditions of the Company’s Bylaws and Articles of Incorporation, as may be amended from time to time as well as the Indemnification Agreement between the Company and Kinsey dated on or about May 1, 2015.
3.Waiver of Unknown Claims. As the releasor, Kinsey has been advised to consult with counsel and, further, that he is familiar with the principle that a general release may not extend to claims that the releasor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Released Parties. Kinsey, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
4.Rights Not Waived. Nothing in this Bring-Down Release prevents Kinsey from filing any non-legally-waivable claim (including a challenge to the validity of this Bring-Down Release and/or the release of claims under the ADEA) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or from participating in any investigation or proceeding conducted by any such agency; however, Kinsey understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such agency proceeding or subsequent legal actions to the maximum extent permitted by law. In addition, nothing in this Bring-Down Release prohibits or impedes Kinsey from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Kinsey does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.
5.Return of Property. Kinsey represents and warrants that prior to executing this Bring-Down Release, he has returned to the Company all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, smartphones, tablets, etc.), Company identification, and any other Company-owned property in Kinsey’s possession or control and has left intact all electronic Company documents, including those that Kinsey developed or helped to develop during his employment, and he has not retained any copies. Kinsey further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including credit cards, wireless data accounts, and computer accounts. Kinsey also confirms that he has provided to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Section 5 shall be collectively referred to as “Company Property.”
6.Validity; Modification. Should any provision of this Bring-Down Release be declared illegal or unenforceable, such provision shall immediately become null and void, leaving the remainder of this Bring-Down Release in full force and effect; provided, however, that if the provisions concerning releases are declared illegal or unenforceable, Kinsey will be required to enter into a new, enforceable waiver and release of all claims against the Released Parties. This Bring-Down Release may not otherwise be modified, altered or changed except in writing and signed by Kinsey and an authorized representative the Company wherein specific reference is made to this Bring-Down Release.
7.Acknowledgments; Consideration and Revocation Periods.
(a)Kinsey hereby represents and warrants that, prior to signing below: (i) he has been advised to and has had the opportunity to consult with independent legal counsel of his choice; (ii) he has read this Bring-Down Release in its entirety, and fully understands its content and effect; (iii) he has not been subject to any form of duress or coercion in connection with this Bring-Down Release, is completely satisfied with the terms reflected in this Bring-Down Release, and, accordingly, knowingly and voluntarily enters this Bring-Down Release and agrees to be bound as described in this Bring-Down Release; and (iv) he has not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Bring-Down Release.
(b)Kinsey acknowledges that he has been given a period in excess of 21 days to consider this Bring-Down Release prior to executing it, and that he has a period of seven (7) days from the date he signs this Bring-Down Release (the “Revocation Period”) to revoke his acceptance of this Bring-Down Release. Kinsey further understands that this Bring-Down Release will not become effective or enforceable until the Revocation Period expires without Kinsey having so revoked this Bring-Down Release. If Kinsey elects to revoke this Bring-Down Release, revocation must be in writing and presented by email to alivingston@paylocity.com within seven (7) days from the date Kinsey signs this Bring-Down Release, which shall be no earlier than the Separation Date as defined in the Agreement.

I HAVE READ THE FOREGOING BRING-DOWN RELEASE, FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN, AND HAVE KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS BRING-DOWN RELEASE ON THE DATE SET FORTH BELOW.

By:
Mark Kinsey

Date: